UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☒	Soliciting Material under Rule 14a-12

PRIMO WATER CORPORATION
(Name of registrant as specified in its charter)
 (Name of person(s) filing proxy statement, if other than the registrant)

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The following is an excerpt from the transcript of the earnings conference call held by Primo Water Corporation on August 8, 2024.

Company Participants
•	Jon Kathol, Vice President of Investor Relations
•	David Hass, Chief Financial Oﬃcer
•	Robbert Rietbroek, Chief Executive Oﬃcer

Presentation
[...]

Q - Jon Kathol
Now let’s transition the discussion to talk about the aspects of the merger with BlueTriton. Robbert, I’ll start with you. It’s been several weeks since the announcement. Can you provide some color on the feedback you’ve received from investors and further views on the announced merger with BlueTriton?

A - Robbert Rietbroek
Sure, I’m excited to talk about it. The term that keeps coming up is compelling. We’re hearing that it’s a natural ﬁt and makes sense from a customer, consumer, associate, supplier and investor perspective.

It diversiﬁes the product oﬀering of both Primo Water and BlueTriton into more channels and categories where we can oﬀer the consumer an incredible array of branded oﬀerings, puriﬁed spring and super premium spring water in various pack formats.

We’ve received great feedback from investor calls and interactions with our research analysts. We’re hearing positive reactions to the proposed combination on the merits and the potential beneﬁts that come from the expected synergies. While we’re not in a position to comment on the ﬁnancial outlook of the new company at this stage, we’re excited to be creating a pure play health hydration company with a portfolio of well-known brands covering the spectrum from puriﬁed to spring and value to premium. The combined company will be a steward of its water resources as a sustainability leader.

From a production and distribution footprint to our ability as a combined company to elevate the customer experience, we’re excited to provide a diverse array of water solutions for the residential, the commercial, and the retail customers. You know, Jon, healthy hydration is on trend and access to high-quality drinking water sources is increasingly important. That means more demand for our products in the future. Our product oﬀerings give consumers another choice for hydration across multiple occasions, day parts, delivery methods, and formats.

Q - Jon Kathol
David, can you bring us up to speed on the mechanics of the merger?

A - David Hass
Sure. Since announcing the deal on June 17, both teams are working on the regulatory and Primo shareholder approval processes. At Primo Water, we created a page on the investor relations section of our corporate website dedicated to the proposed merger, which contains documents, ﬁlings, presentations, and updates. And we’ll continue to provide updates through that means.

We submitted our Hart-Scott-Rodino ﬁling on July 2nd, and our Canadian ﬁling on July 9th. We are actively working to obtain our required approvals as promptly as possible. To support that, a preliminary proxy statement has been ﬁled with the SEC, which among other things includes information regarding BlueTriton’s historical ﬁnancial performance and pro forma ﬁnancial information regarding the combined company.

The proxy statement is in preliminary form and subject to review and comment by the SEC. Revisions to the proxy statement before it is ﬁnalized may be material. We intend to hold our shareholder meeting as soon as practical once we clear SEC comments and the proxy statement is ﬁnalized. We are happy with how things have been progressing, and we’ll keep you updated along the way.

Q - Jon Kathol
Robbert, can you share some insights on BlueTriton’s ﬁnancial performance?

A - Robbert Rietbroek
Well, the preliminary proxy statement that was ﬁled with the SEC earlier this morning, and that is available on the investor relations section of our website, includes, amongst other things, information regarding BlueTriton’s ﬁnancial performance during the second quarter. Whether from the results in the proxy ﬁling or when we look at the Q2 retail scan data, which shows growth in sales dollars and strong volume, we can see that BlueTriton’s business performed well.

Q - Jon Kathol
Here’s one for both of you. What about concerns of Primo Water getting back into retail with the merger?

A - Robbert Rietbroek
Well, let me go ﬁrst, Jon, on that one. We believe the BlueTriton retail oﬀering is a high-quality asset. We’re not worried about getting back into retail with the merger.

In fact, it was an important part of the deal rationale. BlueTriton has a solid retail business, and we think it complements our Primo portfolio well. It features two $1 billion-plus brands, Poland Springs and Pure Life. And the retail scan performance of BlueTriton shows that they have performed well.

And we believe that One Rock has done a good job strengthening the retail business of BlueTriton and producing favorable trends in the business. From a sustainability standpoint, we believe both companies are leading the way in corporate accountability. BlueTriton uses a high amount of recycled content in their bottles, with targets going even higher as recycled plastic content becomes more aﬀordable and available. Primo Water promotes the hydration and wellness beneﬁts of drinking quality water. Both companies are protective of their water sources and strive to be good stewards of the environment.

Q - Jon Kathol
David?

A - David Hass
Sure, Jon. The BlueTriton Ready Refresh or HOD business within their company emphasizes convenience and service in the large and fragmented category. The proposed merger will expand our reach and allow us to serve more customers with high-quality drinking water.

Overall, BlueTriton is more comparable to Primo Water’s when accounting for the diﬀerence in the capitalization of bottles. BlueTriton expenses their bottles as they blow mold their large format bottles on site, whereas Primo Water buys their bottles from a third party and capitalizes the bottle purchases.

This roughly equates to a 200 basis point diﬀerence in EBITDA margins between the companies. On the retail side, the business that Primo exited in 2022 was primarily 1 and 2.5 gallon multi-serve bottles and largely a private label co-packing business.

This presented challenging ﬁnancials and lacked nationwide scale, driving the business to be margin dilutive. Contrast that with BlueTriton’s retail business today. Retail scan data results suggest that the retail business performs well.

Q - Jon Kathol
David, can you talk about the special dividend that Primo Water shareholders will be receiving be receiving? What about share repurchases and dividends?

A - David Hass
Absolutely. As we previously announced, we intend to issue a special dividend of up to $133 million, or $0.82 per share, following board approval and the setting of the record date and payment date prior to the closing of the proposed merger with BlueTriton. The special dividend essentially replaces the cash and then some that would have been returned to shareholders through share repurchases absent the merger with BlueTriton.

At this point, we repurchased $6.8 million in shares in the second quarter before the announcement of the proposed merger. Separately, yesterday, the Primo Water Board announced the approval of our regular quarterly dividend of $0.09 Per share.

This represents a 13% increase over last year. After the merger closing, the NewCo board expects to provide insight into long-term dividend policy.

Q - Jon Kathol
Robbert, any thoughts on the back half of 2024 and plans for 2025?

A - Robbert Rietbroek

Yes, we and BlueTriton continue to operate as two separate companies. At Primo Water, we’re focused on ﬁnishing 2024 strong, and we will continue to sharpen consumer-centric approach driving volume growth.

I want to see the team continue to innovate and to create a more frictionless customer experience. Performing at a high level and executing the fundamentals will set us up for success in the balance of this year and into next as we prepare for the merger.

Q - Jon Kathol
David, same question to you. What’s your focus for the back half of 2024 and into 2025?

A - David Hass
Sure. As Robbert mentioned, clearly, we want to ﬁnish 2024 strong, and the Primo Water team is focused on achieving the expected $20 million in savings in what we call the business optimization program.

This quarter, as I mentioned, we achieved additional savings in the second half of 2024 that will annualize out to another $4 million on a 2025 basis. This brings our total 2025 tracking to $8 million with continued conﬁdence on achieving our full run rate outcome. As we head into 2025, we need to position ourselves to prepare for the proposed merger with BlueTriton subject to obtaining the required approvals.

We believe that it bodes well for customers, consumers, associates, and investors when both participants are performing well prior to the merger. As always, cash generation remains top of mind.

Q - Jon Kathol
Robbert, any closing thoughts?

A - Robbert Rietbroek
Thank you for attending today’s call and for your continued interest in Primo Water. As I hope you can tell, our team is focused on enhancing our customers’ experience and driving sustainable growth.

The path started is the right one to build on, and we have the tools to win. We have a lot of work ahead of us, and I, along with our team, are excited for the potential created by a BlueTriton merger. Thank you for your interest in Primo Water and joining us in the next step on our exciting water journey.

Operator
Thank you, sir. Ladies and gentlemen, this concludes your conference call for today. We thank you for participating and ask that you please disconnect your line. Have a lovely day.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transactions between Primo Water Corporation (“Primo Water”) and BlueTriton Brands Inc. (“BlueTriton”). In connection with the Transactions, Primo Water will ﬁle a management information circular and proxy statement on Schedule 14A containing important information about the Transactions and related matters. Additionally, Primo Water will ﬁle other relevant materials in connection with the Transactions with applicable securities regulatory authorities. INVESTORS AND SECURITY HOLDERS OF PRIMO WATER ARE URGED TO CAREFULLY READ THE ENTIRE MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO SUCH DOCUMENTS) WHEN SUCH DOCUMENT BECOMES AVAILABLE BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE TRANSACTIONS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTIONS AND THE PARTIES TO THE TRANSACTIONS. The Primo Water management information circular and proxy statement will be mailed to Primo Water shareholders, as well as be accessible on the EDGAR and SEDAR+ proﬁle of Primo Water. Investors and security holders of Primo Water will be able to obtain a free copy of the management information circular and proxy statement, as well as other relevant ﬁlings containing information about Primo Water and the Transactions, including materials that will be incorporated by reference into the management information circular and proxy statement, without charge, at the SEC website (www.sec.gov), the SEDAR+ website (www.sedarplus.ca) or from Primo Water’s investor relations website (https://primowatercorp.com/investors/).

Participants in Solicitation

Primo Water and BlueTriton and their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transactions. Information regarding Primo Water’s directors and executive officers and their ownership of Primo Water securities is set forth in Primo Water’s ﬁlings with the SEC, including its Deﬁnitive Proxy Statement on Schedule 14A that was ﬁled with the SEC on March 28, 2024 under the heading “Security Ownership of Directors and Management”. To the extent such person’s ownership of Primo Water’s securities has changed since the ﬁling of such proxy statement, such changes have been or will be reﬂected on Statements of Changes in Beneﬁcial Ownership on Form 4 ﬁled with the SEC. Information regarding the interests of those persons and other persons who may be deemed participants in the proposed transactions may be obtained by reading the proxy statement and other relevant materials that will be ﬁled with the SEC regarding the proposed transactions when such documents become available. You may obtain free copies of these documents as described in the preceding paragraph.

Safe Harbor Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 conveying management’s expectations as to the future based on plans, estimates and projections at the time of such statements. Forward-looking statements involve inherent risks and uncertainties and several important factors could cause actual results to differ materially from those contained in any such forward-looking statement. You can identify forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “aim,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “predict,” “project,” “seek,” “potential,” “opportunities,” and other similar expressions and the negatives of such expressions. However, not all forward-looking statements contain these words.

The forward-looking statements contained in this communication include, but are not limited to, statements regarding the estimated or anticipated future results of the combined company following the proposed merger, the anticipated beneﬁts and strategic rationale of the proposed merger, including estimated synergies and capital expenditure rates, forecast performance metrics of the combined company, the expected timing of completion of the proposed merger and related transactions, and other statements that are not historical facts. The forward-looking statements are based on Primo Water and BlueTriton’s current expectations, plans and estimates. Primo Water and BlueTriton believe these assumptions to be reasonable, but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this communication include, among others: (i) the ability of the parties to successfully complete the Transactions on anticipated terms and timing, including obtaining required shareholder and regulatory approvals and the satisfaction of other conditions to the completion of the Transactions, (ii) risks relating to the integration of Primo Water and BlueTriton’s operations, products and employees into the combined company and the possibility that the anticipated synergies and other beneﬁts of the Transactions will not be realized or will not be realized within the expected timeframe (iii) risks relating to the businesses of Primo Water and BlueTriton and the industries in which they operate and the combined company will operate following the Transactions, (iv) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transactions, (v) risks related to disruption of management’s time from ongoing business operations due to the Transactions (vi) the risk of any litigation relating to the Transactions, and (vii) the risk that the Transactions and their announcement could have an adverse effect on the ability of Primo Water and BlueTriton to retain and hire key personnel.

The foregoing list of factors is not exhaustive. Additional factors that could cause results to differ materially from those described in this Current Report can be found in Primo Water’s Annual Report on Form 10-K for the year ended December 30, 2023, and subsequent Quarterly Reports on Form 10-Q which are on available at the SEC website (www.sec.gov), the SEDAR+ website (www.sedarplus.ca) or from Primo Water’s investor relations website (https://primowatercorp.com/investors/). Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof and based on information available at that time. Primo Water and BlueTriton do not undertake to update or revise any of these statements considering new information or future events, except as expressly required by applicable law.